ALPINE EQUITY TRUST

AMENDMENT NO. 1

AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT dated as of November 1, 2004 to the Amended and Restated Custody Agreement dated as of the 1st day of December, 2003 (the "Agreement"), by and between Alpine Equity Trust, a business trust organized under the laws of the State of Delaware (the "Trust") and U.S. Bank National Association (US Bank), a national banking association shall amend the Agreement as follows:

ARTICLE X. Effective Period: Termination

10.1
Effective Period. This Amendment shall be effective on the date of this amendment and shall continue for a period of three (3) years from the date hereof (the "Initial Term"). Upon the expiration of the Initial Term, the Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Trust or US BANK provides written notice to the other of its intent not to renew.

10.2	Termination. The Agreement may be terminated by either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

10.3
In the event the Trust gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor custodian or other service provider, and all trailing expenses incurred by US BANK, will be borne by the Trust. If a successor custodian shall have been appointed by the Board of Trustees, the Custodian shall, upon receipt of a notice of acceptance by the successor custodian, on such specified date of termination (a) deliver directly to the successor custodian all Securities (other than Securities held in a Book-Entry System or Securities Depository) and cash then owned by the Fund and held by the Custodian as custodian, and (b) transfer any Securities held in a Book-Entry System or Securities Depository to an account of or for the benefit of the Fund at the successor custodian, provided that the Trust shall have paid to the Custodian all fees, expenses and other amounts to the payment or reimbursement of which it shall then be entitled. Upon such delivery and transfer, the Custodian shall be relieved of all obligations under the Agreement. The Trust may at any time immediately terminate the Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the  happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

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10.4
Failure to Appoint Successor Custodian. If a successor custodian is not designated by the Trust on or before the date of termination specified pursuant to Section 10.1 above, then the Custodian shall have the right to deliver to a bank or corporation company of its own selection, which (a) is a "bank" as defined in the 1940 Act and (b) has aggregate capital, surplus and undivided profits as shown on its then most recent published report of not less than $25 million, all Securities, cash and other property held by Custodian under this Agreement and to transfer to an account of or for the Fund at such bank or trust company all Securities of the Fund held in a Book-Entry System or Securities Depository. Upon such delivery and transfer, such bank or trust company shall be the successor custodian under this Agreement and the Custodian shall be relieved of all obligations under this Agreement.

ARTICLE XI. Compensation of Custodian

The Trust agrees to pay US BANK for providing the services set forth in the Agreement in accordance with the Fee Schedule attached hereto as Exhibit C and as mutually agreed upon and amended f?om time to time. The Trust agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice. Notwithstanding anything to the contrary, amounts owed by the Trust to US BANK shall only be paid out of the assets and property of the particular Fund involved.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year frst written above.

ALPINE EQUITY TRUST	U.S. BANK.NATIONAL ASSOCIATION

By: /s/ Samuel A. Lieber	By: /s/ Joe D. Redwine
Joe D. Redwine
Senior Vice President

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